Exhibit 99.1

Boot Barn Holdings, Inc. Announces Fourth Quarter and Fiscal 2026 Financial Results

IRVINE, California – May 14, 2026 – Boot Barn Holdings, Inc. (NYSE: BOOT) (the “Company,” “we,” “us,” and “our””) today announced its financial results for the fourth fiscal quarter and fiscal year ended March 28, 2026. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended March 28, 2026 compared to the quarter ended March 29, 2025:

●	Net sales increased 18.7% over the prior-year period to $538.8 million.
●	Same store sales increased 6.1%, with retail store same store sales increasing 5.2% and e-commerce same store sales increasing 14.1%.
●	Net income was $44.4 million, or $1.45 per diluted share, compared to $37.5 million, or $1.22 per diluted share, in the prior-year period.
●	The Company opened 25 new stores, bringing its total store count to 539 as of the quarter end.

For the fiscal year ended March 28, 2026 (“Fiscal 2026”) compared to the fiscal year ended March 29, 2025 (“Fiscal 2025”):

●	Net sales increased 17.9% over the prior year to $2.254 billion.
●	Same store sales increased 7.2%, with retail store same store sales increasing 6.2% and e-commerce same store sales increasing 15.3%.
●	Net income was $225.9 million, or $7.35 per diluted share, compared to $180.9 million, or $5.88 per diluted share, in Fiscal 2025.
●	The Company opened 80 new stores, bringing its total store count to 539 as of the fiscal year end.

John Hazen, Chief Executive Officer, commented, “I am very proud of our performance in Fiscal 2026, which marked a record year for Boot Barn and reflects the strength of our business and the dedication of our team. We delivered strong results across key metrics, including 18% total sales growth, 80 basis points of merchandise margin expansion, and 25% growth in earnings per diluted share. We opened 80 new stores and generated 7.2% same store sales growth. The broad-based strength across merchandise categories, channels, and geographic regions underscores the strong appeal of the brand and the disciplined execution of our strategic initiatives. Looking ahead, I believe Boot Barn is well positioned to build on this foundation, and I remain confident in our ability to drive continued growth and deliver long-term value for our shareholders.”

Operating Results for the Fourth Quarter Ended March 28, 2026 Compared to the Fourth Quarter Ended March 29, 2025

●	Net sales increased 18.7% to $538.8 million from $453.7 million in the prior-year period. Consolidated same store sales increased 6.1%, with retail store same store sales increasing 5.2% and e-commerce same store sales increasing 14.1%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $195.7 million, or 36.3% of net sales, compared to $168.6 million, or 37.1% of net sales, in the prior-year period. The increase in gross profit was primarily due to an increase in sales, partially offset by the occupancy costs of new stores. The 80 basis-point decrease in gross profit rate was driven primarily by 50 basis points of deleverage in buying, occupancy and distribution center costs and a 30 basis-point decrease in merchandise margin rate. The deleverage in buying, occupancy and distribution center costs was primarily driven by the occupancy costs of new stores. The decrease in merchandise margin rate was primarily the result of cycling low shrink and low freight expense in the prior-year period, partially offset by better buying economies of scale and growth in exclusive brand penetration in the current-year period.
●	Selling, general and administrative (“SG&A”) expenses were $138.5 million, or 25.7% of net sales, compared to $118.9 million, or 26.2% of net sales, in the prior-year period. The increase in SG&A expenses compared to the prior-year period was primarily the result of higher store payroll and store-related expenses associated with operating more stores and marketing expenses in the current-year period. SG&A expenses as a percentage of net sales leveraged by 50 basis points primarily as a result of lower corporate general and administrative expenses in the current-year period.
●	Income from operations increased $7.5 million to $57.2 million, or 10.6% of net sales, compared to $49.7 million, or 11.0% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Income tax expense was $13.2 million, or a 22.9% effective tax rate, compared to $12.4 million, or a 24.8% effective tax rate, in the prior-year period. The decrease in the effective tax rate was primarily due to discrete tax benefits recorded in the current-year period, including return-to-provision adjustments, updates to state apportionment factors, and the effects of tax law changes enacted in the current-year period.
●	Net income was $44.4 million, or $1.45 per diluted share, compared to $37.5 million, or $1.22 per diluted share, in the prior-year period. The increase in net income was primarily attributable to the factors noted above.

Operating Results for the Fiscal 2026 Compared to Fiscal 2025

●	Net sales increased 17.9% to $2.254 billion from $1.911 billion in Fiscal 2025. Consolidated same store sales increased 7.2%, with retail store same store sales increasing 6.2% and e-commerce same store sales increasing 15.3%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $858.4 million, or 38.1% of net sales, compared to $717.0 million, or 37.5% of net sales, in Fiscal 2025. The increase in gross profit was primarily due to an increase in sales and merchandise margin, partially offset by the occupancy costs of new stores. The increase in gross profit rate was driven primarily by an 80 basis-point increase in merchandise margin rate, partially offset by 20 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was primarily the result of better buying economies of scale, growth in exclusive brand penetration, and supply chain efficiencies. The deleverage in buying, occupancy and distribution center costs was driven by the occupancy costs of new stores.
●	SG&A expenses were $559.2 million, or 24.8% of net sales, compared to $477.7 million, or 25.0% of net sales, in the prior year. The increase in SG&A expenses compared to Fiscal 2025 was primarily the result of higher store payroll and store-related expenses associated with operating more stores, marketing expenses, and corporate general and administrative expenses in Fiscal 2026. SG&A expenses as a percentage of net sales leveraged by 20 basis points primarily as a result of lower corporate general and administrative expenses in Fiscal 2026. Included in Fiscal 2025 is a net benefit of $6.7 million related to the Company’s former Chief Executive Officer’s (“CEO”) resignation. Excluding this benefit in the prior year, SG&A expenses as a percentage of net sales leveraged by 50 basis points.
●	Income from operations increased $59.8 million to $299.1 million, or 13.3% of net sales, compared to $239.4 million, or 12.5% of net sales, in Fiscal 2025, primarily due to the factors noted above.
●	Income tax expense was $74.7 million, or a 24.9% effective tax rate, compared to $59.2 million, or a 24.6% effective tax rate, in Fiscal 2025. The increase in the effective tax rate was primarily due to a decrease in excess tax benefits on stock-based compensation.

●	Net income was $225.9 million, or $7.35 per diluted share, compared to $180.9 million, or $5.88 per diluted share, in Fiscal 2025. Included in net income per diluted share in Fiscal 2025 is a net benefit of $6.7 million, or $0.22 per share, related to the Company’s former Chief Executive Officer’s resignation. The increase in net income was primarily attributable to the factors noted above.

Sales by Channel

The following table includes total net sales growth, same store sales (“SSS”) growth and e-commerce as a percentage of net sales for the periods indicated below.

						Preliminary
	Thirteen Weeks				Preliminary	Two Weeks
	Ended	Four Weeks	Four Weeks	Five Weeks	Four Weeks	Ended
	March 28, 2026	Fiscal January	Fiscal February	Fiscal March	Fiscal April	May 9, 2026

Total Net Sales Growth	18.7%	21.6%	20.4%	15.6%

Retail Stores SSS	5.2%	5.9%	6.9%	3.5%	3.8%	5.0%
E-commerce SSS	14.1%	12.9%	15.0%	14.5%	18.3%	5.1%
Consolidated SSS	6.1%	6.7%	7.7%	4.5%	5.0%	5.0%

Balance Sheet Highlights as of March 28, 2026

●	Cash of $141 million.
●	The Company repurchased 68,472 and 286,504 shares of its common stock during the thirteen and fifty-two weeks ended March 28, 2026, respectively, for an aggregate purchase price of $12.5 million and $50.0 million, respectively, under its $200 million authorized repurchase program.
●	Average inventory per store decreased approximately 0.6% on a same-store basis compared to Fiscal 2025.
●	Zero drawn under the $250 million revolving credit facility.

Fiscal Year 2027 Outlook

The Company is providing guidance for what it can reasonably expect at this time. For the fiscal year ending March 27, 2027 the Company expects:

●	To open 70 stores, in addition to 10 stores that were accelerated and opened in the fourth quarter of Fiscal 2026.
●	Total sales of $2.578 billion to $ 2.623 billion, representing growth of 14% to 16% over Fiscal 2026.
●	Consolidated same store sales growth of 2.0% to 4.0%, with retail store same store sales growth of 1.0 % to 3.0% and e-commerce same store sales growth of 11.0% to 13.0%.
●	Merchandise margin between $1.326 billion and $1.349 billion, or approximately 51.4% of sales.
●	Gross profit between $971 million and $994 million, or approximately 37.7% to 37.9% of sales.
●	SG&A expenses between $636 million and $641 million, or approximately 24.7% to 24.4% of sales.
●	Income from operations between $335 million and $353 million, or approximately 13.0% to 13.5% of sales.
●	Net income of $251.1 million to $264.5 million.
●	Net income per diluted share of $8.21 to $8.64, based on 30.6 million weighted average diluted shares outstanding.
●	Effective tax rate of 25.7%.
●	Capital expenditures between $125 million and $130 million, which is net of estimated landlord tenant allowances of $47.6 million.

For the first fiscal quarter ending June 27, 2026, the Company expects:

●	Total sales of $574 million to $584 million, representing growth of 14% to 16% over the prior-year period.

●	Consolidated same store sales growth of 2.0% to 4.0%, with retail store same store sales growth of 1.0% to 3.0% and e-commerce same store sales growth of 12.0% to 14.0%.
●	Merchandise margin between $295 million and $300 million, or approximately 51.5% of sales.
●	Gross profit between $213 million and $218 million, or approximately 37.1% to 37.3% of sales.
●	SG&A expenses between $147 million and $149 million, or approximately 25.7% to 25.5% of sales.
●	Income from operations between $65 million and $69 million, or approximately 11.4% to 11.9% of sales.
●	Net income per diluted share of $1.62 to $1.71, based on 30.6 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the fourth fiscal quarter and fiscal year ended March 28, 2026, is scheduled for today, May 14, 2026, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (844) 825-9789. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until June 14, 2026, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10208791. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 552 stores in 49 states. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to the Company’s current expectations and projections relating to, by way of example and without limitation, the Company’s financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business, and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook”, and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties, and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions, or changes in consumer preferences; the impact that import tariffs and other trade restrictions imposed by the U.S. or other countries have had, and may continue to have, on our product costs and changes to U.S. or other countries’ trade policies and tariff and import/export regulations; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the

Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	March 28,	March 29,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$141,036	$69,770
Accounts receivable, net	15,264	10,263
Inventories	844,637	747,191
Prepaid expenses and other current assets	33,462	36,736
Total current assets	1,034,399	863,960
Property and equipment, net	514,108	422,079
Right-of-use assets, net	638,425	469,461
Goodwill	197,502	197,502
Intangible assets, net	58,981	58,677
Other assets	6,660	6,342
Total assets	$2,450,075	$2,018,021
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$142,126	$134,450
Accrued expenses and other current liabilities	159,103	146,038
Short-term lease liabilities	89,743	72,861
Total current liabilities	390,972	353,349
Deferred taxes	51,711	39,317
Long-term lease liabilities	683,737	490,182
Other liabilities	4,999	4,116
Total liabilities	1,131,419	886,964

Stockholders’ equity:
Common stock, $0.0001 par value; March 28, 2026 - 100,000 shares authorized, 30,998 shares issued; March 29, 2025 - 100,000 shares authorized, 30,892 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	263,253	246,725
Retained earnings	1,129,848	903,968
Less: Common stock held in treasury, at cost, 614 and 298 shares at March 28, 2026 and March 29, 2025, respectively	(74,448)	(19,639)
Total stockholders’ equity	1,318,656	1,131,057
Total liabilities and stockholders’ equity	$2,450,075	$2,018,021

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	March 28,	March 29,	March 28,	March 29,
	2026	2025	2026	2025
Net sales	$538,753	$453,749	$2,253,859	$1,911,104
Cost of goods sold	343,008	285,187	1,395,504	1,194,066
Gross profit	195,745	168,562	858,355	717,038
Selling, general and administrative expenses	138,524	118,875	559,210	477,686
Income from operations	57,221	49,687	299,145	239,352
Interest expense	346	346	1,527	1,497
Other income, net	749	607	2,971	2,262
Income before income taxes	57,624	49,948	300,589	240,117
Income tax expense	13,184	12,409	74,709	59,175
Net income	$44,440	$37,539	$225,880	$180,942

Earnings per share:
Basic	$1.46	$1.23	$7.40	$5.93
Diluted	$1.45	$1.22	$7.35	$5.88
Weighted average shares outstanding:
Basic	30,414	30,593	30,505	30,524
Diluted	30,716	30,771	30,735	30,773

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Fiscal Year Ended
	March 28,	March 29,	March 30,
	2026	2025	2024
Cash flows from operating activities
Net income	$225,880	$180,942	$146,996
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	78,654	62,462	49,531
Stock-based compensation	16,103	10,978	12,935
Amortization of intangible assets	—	20	54
Impairment of intangible assets	—	—	2,000
Noncash lease expense	80,781	66,994	55,148
Amortization and write-off of debt issuance fees	108	108	108
Loss on disposal of property and equipment	492	299	660
Deferred taxes	12,394	(2,716)	8,773
Changes in operating assets and liabilities:
Accounts receivable, net	(4,866)	(240)	3,282
Inventories	(97,446)	(148,071)	(9,626)
Prepaid expenses and other current assets	3,166	7,664	3,515
Other assets	(318)	(766)	613
Accounts payable	8,159	210	425
Accrued expenses and other current liabilities	19,408	17,989	(6,208)
Other liabilities	883	311	1,057
Operating leases	(38,495)	(48,644)	(33,183)
Net cash provided by operating activities	$304,903	$147,540	$236,080
Cash flows from investing activities
Purchases of property and equipment	$(178,561)	$(148,293)	$(118,782)
Proceeds from sale of property and equipment	60	55	—
Net cash used in investing activities	$(178,805)	$(148,238)	$(118,782)
Cash flows from financing activities
Payments on line of credit - net	$—	$—	$(66,043)
Repayments on debt and finance lease obligations	(948)	(873)	(863)
Repurchases of common stock	(50,006)	—	—
Tax withholding payments for net share settlement	(4,303)	(7,617)	(2,475)
Proceeds from the exercise of stock options	425	3,111	9,737
Net cash used in financing activities	$(54,832)	$(5,379)	$(59,644)
Net increase/(decrease) in cash and cash equivalents	71,266	(6,077)	57,654
Cash and cash equivalents, beginning of period	69,770	75,847	18,193
Cash and cash equivalents, end of period	$141,036	$69,770	$75,847

Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$62,034	$59,929	$57,157
Cash paid for interest	$1,400	$1,381	$2,385
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$20,551	$29,584	$17,269

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 28,	December 27,	September 27,	June 28,	March 29,	December 28,	September 28,	June 29,
	2026	2025	2025	2025	2025	2024	2024	2024
Store Count (BOP)	514	489	473	459	438	425	411	400
Opened/Acquired	25	25	16	14	21	13	15	11
Closed	—	—	—	—	—	—	(1)	—
Store Count (EOP)	539	514	489	473	459	438	425	411

Boot Barn Holdings, Inc.

Selected Store Data

	Thirteen Weeks Ended
	March 28,	December 27,	September 27,	June 28,	March 29,	December 28,	September 28,	June 29,
	2026	2025	2025	2025	2025	2024	2024	2024
Selected Store Data:
Same Store Sales growth	6.1%	5.7%	8.4%	9.4%	6.0%	8.6%	4.9%	1.4%
Stores operating at end of period	539	514	489	473	459	438	425	411
Comparable stores open during period(1)	441	426	411	401	382	374	363	349
Total retail store selling square footage, end of period (in thousands)	6,147	5,810	5,495	5,307	5,133	4,877	4,720	4,547
Average retail store selling square footage, end of period	11,404	11,304	11,238	11,220	11,183	11,134	11,105	11,063
Average sales per comparable store (in thousands)(2)	$934	$1,291	$996	$1,031	$926	$1,301	$952	$980

(1)	Comparable stores have been open at least 13 full fiscal months as of the end of the applicable reporting period.
(2)	Average sales per comparable store is calculated by dividing comparable store trailing three-month sales for the applicable period by the number of comparable stores operating during the period. Included in this calculation are stores opened in recent years that have not yet reached sales maturity.